Letter of Intent for Share Purchase

Transferer: Li Dongxiang, Zeng Xianguang

Transferee: Shenzhen Digital Image Technology Co., Ltd.

Witness : Tongjin (Shenzhen) Law Firm

In accordance with relevant regulations of Article 72 in the Company Law of the People’s Republic of China and revolutions of shareholders’ general meeting, the agreement is hereby made concerning equity transfer of the transferer who transfers its registered capital in Guangzhou Fanyutuo 3D Technology Co., Ltd.

I. Li Dongxiang, who originally contributed RMB 490,000 (accounting for 49% of the company’s registered capital)), transfers all the shares to Shenzhen Digital Image Technology Co., Ltd. at the price of RMB 2,940,000.

Zeng Xianguang, who originally contributed RMB 510,000 (accounting for 51% of the company’s registered capital)), transfers all the shares to Shenzhen Digital Image Technology Co., Ltd. at the price of RMB 3,060,000.

II. The transferee shall transfer the total amount of equity transfer to the notary public Hubei Tongjin (Shenzhen) Law Firm for custody, which shall be repaid to the transferer by the notary public upon completion of all equity transfer procedures.

III. It is promised by the transferer that all claims and liabilities of the company, as of September 30, 2011, have been liquidated without any concealment. From September 30, 2011, Shenzhen Digital Image Technology Co., Ltd. will become the shareholder of the company, agree with modified articles of association, enjoy the shareholder’s equity and assume responsibilities in accordance with regulations of Article 3 in the Company Law of the People’s Republic of China.

IV. The proceeds of the company’s dividend shall be calculated from the day of signing this agreement. The transferer shall enjoy the dividend as of transferring and the transferee shall enjoy the dividend after transferring.

V. From the day of transferring, Li Dongxiang and Zeng Xianguang shall not be the shareholders of the company and shall not engage in any activities in the name of the company.

VI. Any dispute shall be resolved through consultations by both parties, or it will be submitted to the arbitration committee for arbitration or appealed to the people’s court.

VII. Other stipulated clauses: None.

VIII. This agreement is made in sextuplicate, one for the registration authority, one for the public notary office, one for each shareholder, and one for the company’s archive, which shall be of equal effect.

IX. This agreement shall come into effect from the day of signing by the transferer and the transferee.

Transferer:	/s/ Li Dongxiang /s/ Zeng Xianguang

Transferee:	[Seal]

Witness:	[Seal]
Date: September 26, 2011